Exhibit T3A.149

Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “ST. CLAIR SQUARE SPE, LLC”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF MARCH, A.D. 2009, AT 4:10 O’CLOCK P.M.

/s/ Jeffrey W Bullock
Jeffrey W Bullock, Secretary of State
4666333 8100	AUTHENTICATION: 7192806
090275801	DATE: 03-17-09
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:37 PM 03/17/2009
FILED 04:10 PM 03/17/2009
SRV 090275801 – 4666333 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is
St. Clair Square SPE, LLC

Second: The address of its registered office in the State of Delaware is
2711 Centerville Road, Suite 400 in the City of Wilmington .
Zip Code 19808 . The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is December 31, 2059 ”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 17th day of March , 2009 .

By:	/s/ Jeffery V. Curry
Authorized Person (s)

Name:	Jeffery V. Curry